Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

SUPPLEMENT DATED: February 12, 2009

to term sheet dated December 12, 2008, product

supplement LIRN-4, dated March 27, 2008,

MTN prospectus supplement, general prospectus

supplement and prospectus, each dated March 31,

2006 (together, the “Prospectus”)

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Capped Leveraged Index Return Notes®

Linked to the S&P 500® Index due December 20, 2010

(the “Notes”)

This document supplements the Prospectus in connection with any secondary market transactions in the Notes by Merrill Lynch Pierce, Fenner & Smith Incorporated and its affiliates.

The Starting Value for the Notes was defined in the final term sheet relating to the Notes (the “Final Term Sheet”), dated December 12, 2008 and filed with the Securities and Exchange Commission on December 18, 2008, as the lesser of (a) 879.73, the closing level of the Index on December 12, 2008, and (b) the lowest closing level of the Index on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event does not occur. The Threshold Value for the Notes was defined in the Final Term Sheet as 90% of the Starting Value, rounded to two decimal places.

The Starting Value Determination Period expired on February 12, 2009 and the lowest closing level of the Index on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 805.22.

Therefore, the Starting Value for the Notes is 805.22 and the Threshold Value for the Notes is 724.70.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-5 of the Related Term Sheet, pages PS-4 to PS-9 of the accompanying product supplement LIRN-4 and pages S-3 to

S-4 in the accompanying MTN prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Term Sheet dated December 12, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508255865/d424b3.htm

•	Product supplement LIRN-4 dated March 27, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508066920/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Web site is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Capitalized terms used but not defined herein have the meanings assigned to them in the prospectus.

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